Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Registration Statement on Form F-3 of our report dated March 15, 2016, relating to the financial statements of Check-Cap Ltd. (the “Company”) for the year ended December 31, 2015, and to the reference to our firm under the caption “Experts” in such prospectus.

/s/ Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
May 2, 2016